Exhibit 10.2

October 19, 2020

David Chasteen

Dear David,

CipherLoc Corporation (“CipherLoc”), a dynamic company in the data encryption market, is pleased to offer you an opportunity to join our exciting and diverse team as we innovate and establish polymorphic encryption as the market standard for quantum resistant data encryption.

The following letter of offer will detail the specifics regarding your remuneration package on our offer of employment to you:

1.	Compensation

	●	$100,000 salary annually.
	●	Discretionary annual bonus target based on company and personal objectives.
	●	Your start date will be mutually agreed.
	●	In addition, you will be provided with severance and company sale bonus commitments as described in the Employment Agreement.

2.	Benefits

	●	You will be entitled to paid time off as company policy dictates. In addition, you will be paid for the standard company holidays.
	●	You will be entitled to an extensive company paid health care benefits package. CipherLoc pays for the majority of medical, vision, and dental coverage for employees and eligible dependents. Benefits will commence the first day of the month following the date of hire. You will be responsible for completing the necessary paperwork for enrollment as quickly as possible to ensure there is no lag time in coverage.

3.	Position

	●	Your position will be Chief Executive Officer reporting directly to the Board of Directors.
	●	You will remain a Director of the Company.
	●	You will spend such time as you and the Company mutually agree is necessary conducting the business of CipherLoc.

6836 Bee Caves Road, Bldg 1, Suite 279, Austin, TX 78746
www.quantanova.com

4.	Company Equity

	●	You will be eligible for annual stock option and/or restricted stock unit grants.
	●	The Board of Directors must approve these options prior to issuance. A stock option or restricted stock unit is considered granted the day the Board of Directors approves and ratifies the stock option grant at a specific board of directors meeting and vesting will be as per CipherLoc’s standard option plan.
	●	Additionally, the shareholders ultimately have to approve the establishment of any equity based incentive plans.
	●	You will be eligible for further equity-based compensation on an annual basis.

David, I along with the rest of the team look forward to working with you as members of an exciting and unique team of professionals, who collectively form CipherLoc, as we expand the horizons for proven mobile information systems.

If you require assistance or have any questions regarding the terms and conditions contained in the offer, please do not hesitate to call me. I would be happy to assist you.

Please sign below signifying your acceptance of the terms and conditions contained in this offer of employment and your acknowledgement that the company has relied on the representations made by you during the interview process in making this offer. You acknowledge and agree that the Company may require a background check, credit check, reference check and verification of all information which you have provided to them in connection with this offer of employment. This offer of employment is not to be considered an offer of permanent employment and as such your employment is always considered to be at will.

Yours truly,

CipherLoc Corporation

/s/ Tom Wilkinson
Tom Wilkinson
Chairman of the Board of Directors

Accepted:

/s/ David Chasteen	October 19, 2020
David Chasteen	Date

6836 Bee Caves Road, Bldg 1, Suite 279, Austin, TX 78746
www.quantanova.com